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                                                                     Exhibit 7.6


                               AMENDING AGREEMENT

                      ENTERED INTO AS OF FEBRUARY 28, 2002

AMENDING AGREEMENT (the "AMENDMENT AGREEMENT") by and among GUDJON MAR GUDJONSSON and SKULI MOGENSEN (collectively, the "FOUNDERS"), OZ COMMUNICATIONS, INC. (formerly known as OZ.COM), a California corporation (the "COMPANY"), and MICROCELL CAPITAL II INC. (the "INVESTOR").

WHEREAS the Founders, the Company and the Investor entered into a Shareholders Agreement dated as of November 8, 2000 (the "AGREEMENT").

WHEREAS the Founders, the Company and the Investor wish to amend the Agreement.

THE PARTIES HERETO AGREE AS FOLLOWS:

1. Effective as of the date hereof, the Agreement is hereby amended as follows:

         1.1 Section 1.5 of the Agreement is hereby amended and replaced by the following:

                  "The participation rights of Investor shall not apply to (a) any pledge, restricted transfer or hypothecation of Common Stock made by the Founders pursuant to a bona fide loan transaction, (b) any transfer to the Founders' ancestors or descendants or spouse or to a trustee for their benefit, (c) any bona fide gift. Any such pledgee, transferee or donee shall be known as a "Permitted Transferee." In addition, the participation rights of Investor shall not apply to transfers from Mr. Gudjonsson of his shares of the Company's Common Stock to one or more employees of the Company or any of its affiliates pursuant to an option granted directly from Mr. Gudjonsson to such employee in recognition of his or her past or future services to the Company or any of its affiliates."

         1.2 The first sentence of Section 2 of the Agreement is hereby amended and replaced by the following sentence:

                  "At the 2002 Annual Meeting of the shareholders of the
                  Company, and at that meeting only, each of the Founders
                  will vote a sufficient number (when added to the shares
                  of the capital stock of the Company owned by Investor)
                  of shares of the capital stock of the Company which
                  they are entitled to vote under any trust,
                  voting agreement or proxy, in favour of the election of one nominee to the Board of Directors of the Company to ensure that Investor's nominee is elected."
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                                                                     Exhibit 7.6



IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED IN MONTREAL, PROVINCE OF QUEBEC.



-------------------------------             --------------------------------
GUDJON MAR GUDJONSSON                       SKULI MOGENSEN




OZ COMMUNICATIONS, INC.                     MICROCELL CAPITAL II INC.


BY:                                         BY:
   ----------------------------                -----------------------------
   SKULI MOGENSEN                              Jocelyn Cote